Exhibit 3.09

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

CLEARTRONIC, INC.

Pursuant to Section 607.1002 of the Florida Business Corporation Act of the State of Florida, the undersigned Chief Executive Officer of Cleartronic, Inc. (the “Corporation”), a corporation organization and existing under and by virtue of the laws of the State of Florida and bearing Document Number P99000101137, does hereby certify:

Section 2(a) of ARTICLE SECOND of the Corporation’s Articles of Incorporation shall be amended in its entirety as follows:

Conversion at Holders’ Option.  After a period of one (1) year following the date of issuance, each one (1) share of Series A Preferred shall be convertible into 100 shares of fully paid and nonassessable Common Stock at the sole option of the holder of Series A Preferred (“Series A Preferred Holder”).

The foregoing amendment was duly adopted by the Corporation’s Board of Directors on April 19, 2012 pursuant to a unanimous written consent of the Board of Directors in accordance with Section 607.0821 of the Florida Business Corporation Act.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, has executed these Articles of Amendment as of April 19, 2012.

CLEARTRONIC, INC.

/s/ Larry Reid

By: Larry Reid

Its: Chief Executive Officer